Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-13962, 333-127943, 333-140955, 333-183891, 333-183892, 333-183893, 333-188826, 333-188827 and 333-208647 on Form S-8 and Registration Statement No. 333-209819, 333-209819-01, 333-209843 and 333- 214369 on Form S-3 of our reports dated February 15, 2019, relating to the consolidated financial statements and financial statement schedule of Canadian Pacific Railway Limited and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for the presentation of current period service costs due to the adoption of the Accounting Standards Update No. 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants
Calgary, Canada
February 15, 2019